EXHIBIT 99.3

                  LETTERHEAD OF JACK A. KANZ, ATTORNEY AT LAW

March 26, 2001


Mr. James D. Butcher, President
Entertainment Technologies and Programs, Inc.
16055 Space Center Blvd.
Houston, Texas   77062

Re:  Engagement Agreement

Dear Mr. Butcher,

         This letter is to welcome Entertainment Technologies and Programs, Inc. as a client of and to confirm our agreement regarding the terms and conditions under which you have retained this firm to render legal services to you in connection with the following matter(s): private offering of corporate debt, including preparation of a trust indenture and private placement memorandum as Texas
Corporation Counsel. Under California law, because ETPI 2000 Trust is there, we are required to have a written engagement letter when it is anticipated that the cost of legal services to be performed will exceed $1,000.00. Because this letter deals with matters such as fees and costs, it must be somewhat formal.

         With respect to the above-referenced matter, and other matters for which you may request us to render legal services from time to time, unless otherwise agreed in writing, we will bill on an hourly basis at our prevailing rates for all time of any nature whatsoever including telephone calls, consultation, court appearances, research, travel, correspondence and other time. We have a minimum billing charge for any service rendered of .10 per hour (six minutes).
 At present, my hourly rate is $250.00 and the rates for other attorneys within the firm range from $150.00 to $350.00, depending upon the experience and expertise of the attorney performing the services. In addition to the hourly rate, we will bill you for any out-of-pocket costs incurred in connection with your representation which includes, but is not limited to, long distance telephone, messenger service, filing fees and other court costs, depositions, photocopying, fax, word processing, computerized legal research costs such as "Lexis" or "Westlaw," local transportation and parking, and mail (other than local, 1st class delivery).
 We may elect to have certain of such costs, such as deposition transcripts, billed directly to you by the provider, and you agree to pay such costs promptly upon receipt of bills. We will also bill you for transportation, meals, lodging and all other costs of necessary out-of-town travel, but we will obtain your approval prior to incurring any such costs.

         We may change our hourly rates from time to time during the course of our representation, but you will receive advance notification of any increase in such rates. We generally revise our rates annually. Unless you inform us in writing after receipt of notification of a rate increase, you will be presumed to have agreed to accept the new rates for any legal services rendered to you after the date of such notification.

         In the event a particular matter requires the services of a specialist, or you require legal services in an area in which we feel that we do not have sufficient expertise to effectively counsel you, we reserve the right to retain a specialist in the field, to be approved in advance by you, and the charges for these services will be at such specialist's prevailing rates and will be billed to you as an out-of-pocket cost. Further, we reserve the right to utilize law clerks and/or paralegals to perform services on your behalf when we feel that it would be economically feasible. An attorney will, of course, supervise the work of such law clerks or paralegals.

         We usually render monthly statements itemizing legal services performed and costs expended during the preceding billing period.  We ask that all statements be paid when received and that you account be kept current. We reserve the right to impose a late charge on outstanding balances over thirty (30) days past due at the highest rate permissible by law. In the absence of any written objection to any statement so rendered within thirty (30) days after you receipt of same, you will be deemed to have accepted and acknowledged the statement as correct through the period covered.

         We also reserve the right to require that you deposit fees and/or costs in advance with us from time to time, which we call a "retainer." The amount of any retainer requested by us will depend upon the nature of the matter involved, your history of payment and our relationship. We customarily require retainers when litigation is involved. Any such retainer paid by you will, unless otherwise specified, be refundable to the extent not used, and will be deposited into our client trust account to be applied against fees and costs when and as incurred. Our monthly statements will reflect any sums transferred out of the trust account to pay the current bill. No interest is paid on any such retainer, and we may request additional retainer amounts as the amount deposited becomes exhausted.

         We have agreed to an initial retainer of 105,000 shares. The company will issue, as designated, pursuant to a Securities and Exchange Commission Registration statement of Form S,105,000 shares of common stock. The company will within 60 days issue
105,000 such stock to us, but we understand that it will credit your retainer account and we assume all market risk related to the ownership of the stock.

         Upon termination of our representation of you, all your files and records will be returned to you, but we reserve the right to copy such files and records, at your expense, and you agree to reimburse us for the costs of reproduction.

         In the event it ever becomes necessary for action to be filed to collect our attorney's fees, costs or expenses, the Court may award attorney's fees to the prevailing party. It is agreed that this engagement letter is executed in Dallas, Texas, and that if any action is required thereon, said action shall be brought in Dallas, Texas.

         Should there be a dispute as to fees and you wish to arbitrate the issue, you shall be entitled to do so through the American Arbitration Association at Dallas, Texas.

         In the performance of legal services for you, we cannot and do not warrant results or final developments. Be assured that it is our desire to afford you conscientious and diligent service, seeking at all times to achieve solutions which are reasonable to you and in to your best interests. We will take reasonable steps to keep you informed as to the status of all matters in which we represent you.

         We hereby disclose to you that we maintain errors and omissions insurance coverage applicable to the legal services to be rendered.

         You agree to provide us, in a timely manner, with complete and accurate information and documentation, as applicable, to enable us to effectively represent you. You may discharge us at any time and we may withdraw with your consent or without your consent for good cause. Good cause includes your breach of this Agreement, your refusal to cooperate with us or to follow our advice on a material matter, or any fact or circumstance which would render our continuing representation unlawful or unethical.

         Under certain circumstances, if requested by you, we will direct our billing to a corporation or other entity which you own and/or control. However, if you have signed this engagement letter in your individual capacity (as opposed to signing on behalf of a corporation or other entity) you will remain personally liable for the payment of fees and costs if the entity to whom the bills are directed fails to do so.

         If this letter correctly sets forth our understanding and agreement, please date and sign the enclosed copy where indicated and return the same to our office at your earliest convenience. If you have any questions regarding anything contained herein, or at any time have problems with the billing or otherwise, please feel free to call
 me.

         We look forward to a long lasting and mutually beneficial relationship.



                                                           Very truly yours,

                                                             /s/Jack A. Kanz




Accepted and agreed to this 3rd day of April, 2001.

Entertainment Technologies and Programs, Inc.


         by__/s/James D. Butcher____
             -------------------
                James D. Butcher, President